Exhibit 99.1

For Immediate Release
Contact: Courtney Guertin
Corporate Communications Manager
401-457-9501
courtney.guertin@linmedia.com

LIN Media Announces Agreement to Purchase Network Affiliates
from New Vision Television

PROVIDENCE, R.I., May 7, 2012 - LIN TV Corp. (“LIN Media”; NYSE: TVL), a local multimedia company, announced that its wholly-owned subsidiary LIN Television Corporation (“LIN Television” or “the Company”) entered into a definitive agreement to purchase certain broadcast and other related assets for 13 network affiliates (including 10 that are affiliated with ABC, CBS, FOX or NBC) owned by New Vision Television in eight U.S. markets for $330.4 million and the assumption of $12 million of debt.  The Company also agreed to provide certain services to five separately owned network affiliates (including three that are affiliated with ABC or FOX) currently served by New Vision Television pursuant to sharing arrangements with a third-party licensee upon the closing of the transaction.  The Company expects to close on the acquisition in late 2012, pending regulatory approvals and other closing conditions.

Commenting on the announcement, the Company’s President and Chief Executive Officer Vincent L. Sadusky said: “We have been evaluating the M&A landscape for quite some time and selectively pursued New Vision Television as it adds geographical diversity, particularly in the South and Western U.S. New Vision Television has a reputation for operating high-quality, well-run media properties. This is a terrific opportunity to strengthen our mid-size market station portfolio in an accretive manner and will provide new markets to expand our digital businesses.”

“The deal is structured and financed in a way that preserves our financial flexibility and allows us to capitalize on significant synergies, as well as leverage our technical capabilities, corporate infrastructure and interactive growth platforms to benefit both our viewers and advertisers,” added Sadusky.

The New Vision Television network affiliates are located in the following markets: Portland, OR (DMA 22); Birmingham, AL (DMA 39); Wichita, KS (DMA 67); Honolulu, HI (DMA 71); Savannah, GA (DMA 92); Youngstown, OH (DMA 110); Topeka, KS (DMA 136); and Mason City, IA (DMA 153).

LIN Television currently reaches 7.3% of U.S. television households and is affiliated with all major networks. Pro forma for the New Vision Television transaction, the Company will operate or service 50 network affiliates in 23 markets, reaching 10.6% of U.S. television households.

On May 9, 2012, at 9:00 AM (EST), the Company will discuss the acquisition of New Vision Television’s assets during its regularly scheduled first quarter 2012 earnings call. To participate in the call, please dial 1-877-719-9789 for U.S. callers and 1-719-325-4763 for international callers.  The call-in pass code is 8449814.

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Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements,” including statements regarding our future plans and operations. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, competition for audience and programming, government regulations and new technologies, that could cause our actual results to differ materially from the forward-looking statements. Factors that could contribute to such differences include, but are not limited to, obtaining the required government approvals for the acquisition of New Vision’s assets, our ability to obtain financing to fund the acquisition, our ability to maximize operating synergies in connection with the acquisition, and the risks detailed in our periodic reports filed with the Securities and Exchange Commission. Reports may be accessed online at www.sec.gov or www.linmedia.com. By making these forward-looking statements, we undertake no obligation to update these statements for revisions or changes after the date of this press release.

The Company was represented by Paul Hastings, LLP in the transaction.

About LIN Media

LIN Media is a local multimedia company that operates or services 32 network affiliates, more than 50 television and niche web sites, and a growing suite of mobile products. LIN Media’s strategic investments focus on emerging media and interactive technologies that deliver measurable results to advertisers. LIN TV Corp. is traded on the NYSE under the symbol “TVL”.